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                                 Exhibit (e)(6)

            Amendment to the Agency Services and Delegation Agreement
                                     between
          One Group Mutual Funds and INVESCO Retirement Plan Services.

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            AMENDMENT TO THE AGENCY SERVICES AND DELEGATION AGREEMENT

         This Amendment to the Agency Services and Delegation Agreement is made effective June , 1999, by and between INVESCO Retirement & Benefit Services ("Service Provider") and One Group Mutual Funds (the "Fund Company").

WHEREAS, the Service Provider and the Fund Company entered into an Agency Services and Delegation Agreement ("Agreement") dated January 1, 1998, with regard to certain employee benefit, profit-sharing, and retirement plans for with the Service Provider performs certain administrative and recordkeeping services;

WHEREAS, the parties desire to amend said Agreement in the manner hereinafter set forth;

NOW THEREFORE, pursuant to Section 20 of the Agreement, the parties hereby amend the Agreement in the following form:

1. The rights and benefits due to INVESCO Retirement & Benefit Services, a division of INVESCO Fund group, Inc. ("IFG") under this Agreement hereby are assigned to INVESCO Retirement Plan Services, a division of Retirement & Benefit Services, Inc. ("IRPS") and IRPS hereby assumes all of IFG's duties, obligations and liabilities hereunder.

2.   Section 11A is deleted in its entirety and replaced with the following:

     COMPENSATION.

     A. In consideration of performance of the services by the Recordkeeper hereunder, the Fund Company will compensate the Recordkeeper per fiscal year at a rate of eighteen dollars ($18.00) per participant account, or as the Fund Company and the Recordkeeper shall agree from time-to-time in writing. The Recordkeeper shall invoice the Fund Company quarterly. Said compensation will commence with the calendar quarter ending June 30, 1999.

3.   The following is added as Section 21:

     FUND COMPANY LIABILITY. The names "One Group Mutual Funds" and "Trustees of One Group Mutual Funds" refer, respectively, to the trust created and the trustees, as trustees, but not individually or personally, acting from time to time under a Declaration of Trust dated as of May 23, 1985 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "One Group Mutual Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agent are made not individually, but in such


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     capacities, and are not binding upon any of the Trustees, Shareholders, or representatives of the Fund Company personally, but bind only the assets of the Fund Company, and all persons dealing with any series of Shares of the Fund Company must look solely to the assets of the Fund Company belonging to such series for the enforcement of any claim against the Fund Company.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS THEREOF, the Fund Company and the Recordkeeper have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.

INVESCO RETIREMENT SERVICES,
a division of INVESCO Retirement and Benefit    ONE GROUP MUTUAL FUNDS Services,
Inc.

By: /s/ R. Eric Starr                         By:  /s/ Mark S. Redman
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Name:  R. Eric Starr                          Name:  Mark S. Redman
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Title: Secretary & General Counsel            Title:  President
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Date:  August 13, 1999                        Date:    August 17, 1999
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